FORM OF AMENDMENT TO

THE FORM OF ADDENDUM TO SALES AGREEMENT

This Amendment to the Addendum to the Sales Agreement (the “Amendment”) is entered into between PIMCO Investments LLC (“Distributor”), a Delaware limited liability company, and [                    ] (“Intermediary”) as of the [    ] day of [                ], 201[ ].

Reference is made to the Addendum to the Sales Agreement between the Distributor and Intermediary (the “Addendum”) and the Sales Agreement between the Distributor and Intermediary (“Sales Agreement”) dated as of [            ] and [            ], respectively, as amended from time to time. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Addendum and Sales Agreement.

WHEREAS, in addition to PIMCO Flexible Credit Income Fund (“PFLEX”) and its Shares and Classes covered by the Addendum, Distributor and Intermediary desire that Intermediary also participate as a selected dealer in the distribution of shares of additional PIMCO-sponsored closed-end “interval” investment companies (each, an “Interval Fund”), and for which the Distributor serves as principal underwriter, and in the distribution of such Classes of Shares of PFLEX and each Interval Fund as provided in Exhibit A attached hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Distributor and Intermediary hereby agree as follows:

1. The Interval Funds as set forth in Exhibit A attached hereto, as may be amended from time to time, shall be treated for all purposes as a “Company” under the Addendum, subject to the terms and conditions specified herein, in the Addendum and in the Sales Agreement. Upon execution by the parties, this Amendment shall become a part of the Addendum, and the Addendum, as it may be further amended, is hereby incorporated by reference into this Amendment. To the extent that there is a conflict between the Addendum and this Amendment, this Amendment shall control for all purposes. To the extent that there is a conflict between the Sales Agreement and this Amendment, this Amendment shall control for all purposes.

2. Exhibit A to the Addendum is hereby removed and replaced in its entirety by Exhibit A, attached hereto, as may be amended from time to time (including to add or remove funds and/or share classes).

3. Paragraph 3 of the Addendum is hereby removed and replaced in its entirety by the following Paragraph 3:

Intermediary shall be entitled to receive compensation (“Compensation”), if applicable, as set forth in Exhibit A hereto with respect to its activities and services contemplated herein in the form of: (i) discounts, concessions or commissions (collectively “Commissions”) “reallowed” or payable with respect to classes of Shares that have sales loads/charges (including initial loads and early withdrawal charges); and (ii) distribution, administrative, recordkeeping and shareholder and/or related services fees (“Distribution and Servicing Fees”), including those payable in connection with plans adopted in accordance with Rule 12b-1 under the 1940 Act (each, a “Distribution and Servicing Plan”). The rates of any Commissions or any Distribution and Servicing Fees paid with respect to any Interval Fund’s Shares, including outstanding Shares, are subject to change by Distributor, and Commissions to selected Intermediaries may be subject to reductions under a variety of circumstances, as may be the case with other Shares as specified under the Sales Agreement. In the event that an Interval Fund determines to impose an early withdrawal charge on Shares repurchased by the Fund within a specified time period after purchase, such early withdrawal charge shall be treated like CDSCs under the Sales Agreement.

This Amendment, together with the Addendum and Sales Agreement, shall be binding upon both parties hereto when executed by both parties and supersedes any prior agreement or understanding between Distributor and Intermediary with respect to the sale of Shares of any Interval Fund. This Addendum may be executed in multiple counterparts, each of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the date and year first written above.

PIMCO Investments LLC

By:

Name:

Title:

Address for notice: 1633 Broadway 45th Floor New York, NY 10019 Attention: Legal

[Intermediary]

By:

Name:

Title:

Address for notice:

Exhibit A

Funds, Classes and Compensation1

Fund	Classes	Compensation
Each Interval Fund that is operating as of the date of this Exhibit A and each Interval Fund that thereafter commence operations, other than any such funds that cease operations.	Institutional Class	None
Class A Class A-1 Class A-2

Commissions (Distributor)

Note: Commissions in respect of Class A, Class A-1 and Class A-2 shall refer to the discount or commission to dealers as disclosed in the Interval Fund’s SAI and/or applicable documentation. With respect to purchase transactions in Shares subject to an initial sales charge/load that are settled “net” of any discount, concession or commission, Distributor shall have no obligation to make any Commission payment.

Distribution and Servicing Fees (Distributor): Shall be equal to the rate set forth in the applicable Prospectus or SAI with respect to Distribution and/or Service Fees, or such lesser amount as is notified by Distributor to Intermediary, including through disclosure in the SAI. Notwithstanding the foregoing, no fee shall be paid to Intermediary hereunder if Intermediary or any other person is receiving payment for similar services with respect to the same assets.

1 Subject to amendment from time to time as specified in the Interval Fund’s current Prospectus and/or Statement of Additional Information.